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                                                                   EXHIBIT 99(a)

[POPULAR, INC. LOGO]

For additional information contact:
Mr. Jorge A. Junquera
Senior Executive Vice President
Or visit our web site at http://www.popularinc.com
Telephone (787) 754-1685


January 10, 2001                                                   NEWS RELEASE


     POPULAR, INC. EARNINGS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2000

         Popular, Inc. (the Corporation) reported net income of $276.1 million for the year ended December 31, 2000, an increase of $18.5 million or 7.2% over the net income of $257.6 million obtained in 1999. Earnings per common share
(EPS) for the year were $1.97, compared with $1.84 in 1999. The net income for 2000 represented a return on assets (ROA) of 1.04% and a return on common equity
(ROE) of 15.0%. In 1999, the Corporation reported ROA and ROE of 1.08% and 15.45%, respectively.

         Net earnings for the last quarter of 2000 reached $75.5 million or $0.54 per common share, compared with $65.7 million or $0.47 per common share for the same quarter of 1999, representing an increase of 14.9%. Net earnings for the third quarter of 2000, totaled $71.3 million or $0.51 per common share. The results for the fourth quarter of 2000 represented an ROA of 1.09% and an ROE of 15.72%, compared with 1.05% and 15.06%, respectively, for the same period in 1999. For the third quarter of 2000 these ratios were 1.04% and 15.24%.

         The Corporation's results of operations for the quarter ended December 31, 2000, reflected increases of $5.9 million in net interest income and $17.5 million in other revenues when compared with the same quarter in 1999. Operating expenses reflected a reduction of $5.0 million compared with the same quarter in 1999. These favorable variances were partially offset by increases of $11.2 million in income taxes and $6.8 million in the provision for loan losses.

         The earnings performance for the year ended, reflects a growth of $29.0 million in net interest income, along with an improvement of $92.2 million in non-interest revenues, tempered by

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2-POPULAR, INC. 2000 FOURTH QUARTER AND YEAR-END RESULTS

increases of $40.0 million in operating expenses, $45.7 million in the provision for loan losses and $15.7 million in income taxes, when compared with the same period in 1999.

        The rise in net interest income for the year resulted mainly from the growth of $2.6 billion in the average volume of earning assets driven primarily by a $1.9 billion increase in the average loan portfolio, particularly commercial and mortgage loans, together with an increase of $849 million in investment and money market securities. The increase in the volume of earning assets was funded mainly through a higher average volume of short-term borrowings and interest-bearing deposits. The yield on earning assets for 2000 was 8.64%, compared with 8.32% in 1999. The average cost of interest-bearing liabilities increased 67 basis points mostly as a result of a higher proportion of borrowings and a higher interest rate scenario during 2000. The net interest yield for the year ended December 31, 2000, was 3.96%, compared with 4.28% for 1999. The net interest yield for the last quarter of 2000 was 3.79%, compared with 3.90% for the quarter ended September 30, 2000, and 4.17% for the last quarter of 1999.

          The provision for loan losses rose to $194.6 million for the year ended December 31, 2000 from $148.9 million a year earlier, an increase of $45.7 million or 30.7%. The increase resulted from the growth in the loan portfolio, non-performing loans and net charge-offs. Net charge-offs for the year ended December 31, 2000, were $180.1 million or 1.14% of average loans, compared with $124.7 million or 0.90% of average loans for 1999. The increase in net charge-offs was primarily reflected in the commercial, consumer and lease financing portfolios, reflecting higher delinquencies in the portfolios as well as the deterioration of a limited number of commercial loan relationships.

         Non-interest income, excluding securities and trading gains, amounted to $451.7 million for 2000, compared with $373.9 million a year earlier, resulting in an increase of $77.8 million or 20.8%. This increase was fueled by a rise of $47.3 million in other service fees, $23.2 million in other operating income and $7.3 million in service charges on deposit accounts. The increase in other service fees is mostly attributed to processing fees generated by GM Group and to a rise in debit card fees mainly as a result of higher rental income from point-of-sale terminals and the sustained growth in the volume of electronic transactions. Also, credit card fees rose principally due to late payment and cash advance fees implemented during March in Puerto Rico. Moreover, the growth of the Corporation's retail financial services business as well as the commission income derived from the recently created subsidiary Popular Insurance contributed to the growth in other service fees. Other


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3-POPULAR, INC. 2000 FOURTH QUARTER AND YEAR-END RESULTS

income increased mostly as the result of other revenues derived by GM Group, higher fees generated by the Corporation's investment in Telecomunicaciones de Puerto Rico, Inc. and the $8.5 million pretax gain realized on the sale of the credit card operations in the U.S. mainland. Service charges on deposit accounts increased due to higher activity on commercial accounts, as well as the implementation of new account and transactional charges in deposit accounts.

         Gains on sale of investment securities available-for-sale amounted to $11.2 million for the year 2000, compared with $0.6 million for 1999. In the first quarter of 2000 the Corporation exercised its conversion right and exchanged its investment in preferred stock of a financial corporation in Puerto Rico for common stock of the same entity, resulting in a $13.4 million gain. The Corporation had trading profits of $2.2 million in 2000, compared with trading losses of $1.6 million the year before.

         Operating expenses for 2000 reached $877.5 million, compared with $837.5 million in 1999. The rise of $40.0 million or 4.8% was primarily reflected in equipment, personnel, net occupancy and other operating expenses. These increases are directly related to the growth of the Corporation's business activities, development of new products and services and the costs associated with the continued enhancement of existing products, technological capabilities and delivery channels.

         The Corporation's total assets at December 31, 2000, reached $28.1 billion, representing an increase of $2.6 billion or 10.2% compared with $25.5 billion a year earlier. Total assets at September 30, 2000, were $27.2 billion. Earning assets reached $26.3 billion at December 31, 2000, compared with $23.8 billion at December 31, 1999, and $25.6 billion at September 30, 2000. Total loans amounted to $16.1 billion at December 31, 2000, compared with $14.9 billion a year earlier. Mortgage loans grew by $709 million since December 31, 1999, followed by commercial loans with a rise of $368 million. Total loans reached $16.2 billion at September 30, 2000. The decrease in loans since last quarter resulted from the sale of approximately $293 million in mortgage loans by Banco Popular de Puerto Rico and a $190 million securitization performed by Equity One in the last quarter of 2000.

         The allowance for loan losses as of December 31, 2000, amounted to $291 million or 1.81% of loans compared with $292 million or 1.96% a year earlier. The decrease in the ratio of allowance to loans resulted mostly from the sale of Banco Fiduciario (BF), which had a higher ratio of allowance to total loans to cover potential losses. As of September 30, 2000, the allowance for loan

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4-POPULAR, INC. 2000 FOURTH QUARTER AND YEAR-END RESULTS

losses totaled $295 million or 1.82% of loans. At December 31, 2000, the allowance for loan losses as a percentage of non-performing assets was 83.85% compared with 89.54% at December 31, 1999, and 85.85% at September 30, 2000.

         Non-performing assets were $347 million or 2.16% of loans at December 31, 2000, compared with $326 million or 2.19%, at the same date in 1999. The rise in non-performing assets from December 31, 1999, was mostly reflected in non-performing commercial and mortgage loans, which grew $52 million and $30 million, respectively, excluding the non-performing assets of BF as of that date. BF had $65 million in non-performing assets as of the end of 1999. The Corporation's policy is to place commercial loans on non-accrual status when payments of principal or interest are delinquent 60 days. The industry practice for most U.S. banks is to place commercial loans in non-accrual status when payments of principal or interests are delinquent 90 days. Lease financing, conventional mortgage and close-end consumer loans are placed on non-accrual status when payments are delinquent 90 days.

         Total deposits were $14.8 billion at December 31, 2000, compared with $14.2 billion at December 31, 1999, an increase of $0.6 billion or 4.5%. Interest-bearing deposits increased $0.8 billion or 7.5%, mostly in certificates of deposit. The growth in deposits since December 31, 1999 was also impacted by the sale of BF, which had $295 million in total deposits at December 31, 1999. At September 30, 2000, total deposits were $14.6 billion.

         Borrowed funds, including subordinated notes and capital securities, amounted to $10.8 billion at December 31, 2000, compared with $9.2 billion at the same date a year earlier. At September 30, 2000, borrowed funds totaled $10.4 billion. Borrowed funds were used primarily to finance loan growth and investment portfolio opportunities.

         At December 31, 2000, stockholders' equity was $1.99 billion, compared with $1.66 billion at December 31, 1999. Stockholders' equity was $1.84 billion at September 30, 2000. Unrealized gains on securities available-for-sale, net of deferred taxes, amounted to $4 million at December 31, 2000, compared with net unrealized losses of $139 million a year ago.

         The market value of the Corporation's common stock at December 31, 2000, was $26.31 per share, compared with $27.94 at December 31, 1999. The Corporation's market capitalization at December 31, 2000, was $3.6 billion, compared with $3.8 billion at December 31, 1999. At December 31, 2000, the Corporation's common stock had a book value per share of $13.92.


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5-POPULAR, INC. 2000 FOURTH QUARTER AND YEAR-END RESULTS

         The Corporation's common and preferred stocks are traded on the National Association of Securities Dealers Automated Quotation (NASDAQ) National System under the symbols BPOP and BPOPP, respectively.


                                     * * *


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POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)


                                                         Quarter ended
                                                          December 31                   Fourth
                                                 -------------------------------        Quarter     -------------
                                                                                       2000-1999        Third
                                                                                        Percent        Quarter
                                                       2000             1999            Variance        2000
                                                 ----------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest income                                  $     558,408     $     485,542          15.01%    $     561,174
Interest expense                                       312,659           245,686          27.26           312,318
                                                 ----------------------------------------------------------------
Net interest income                                    245,749           239,856           2.46           248,856
Provision for loan losses                               46,242            39,466          17.17            49,666
                                                 ----------------------------------------------------------------
Net interest income after provision
  for loan losses                                      199,507           200,390          (0.44)          199,190
Other operating income                                 121,130           102,068          18.68           120,629
Gain on sale of securities                              (2,539)             (137)                             147
Trading account profit (loss)                              770               (21)                             (50)
                                                 ----------------------------------------------------------------
Total other income                                     119,361           101,910          17.12           120,726
Salaries and benefits                                   88,346            90,639          (2.53)           95,182
Profit sharing                                           4,016             5,993         (32.99)            5,197
Amortization of intangibles                              8,600             8,469           1.55             8,829
Other operating expenses                               109,729           110,569          (0.76)          111,696
                                                 ----------------------------------------------------------------
Total operating expenses                               210,691           215,670          (2.31)          220,904
                                                 ----------------------------------------------------------------
Income before income tax and minority interest         108,177            86,630          24.87            99,012
Income tax                                              32,694            21,497          52.09            27,662
Net (earnings) losses of minority interest                  16               574                              (58)
                                                 ----------------------------------------------------------------
Net income                                       $      75,499     $      65,707          14.90     $      71,292
                                                 ================================================================
Net income applicable to common stock            $      73,411     $      63,618          15.39     $      69,205
                                                 ================================================================
Earnings per common share:
 Net income                                      $        0.54     $        0.47                    $        0.51

Average common shares outstanding                  136,013,633       135,764,373                      135,971,955
Common shares outstanding at end of period         135,998,617       135,654,292                      135,893,857

SELECTED AVERAGE BALANCES
Total assets .................................   $  27,551,174     $  24,733,330          11.39     $  27,271,400
Loans ........................................      16,201,221        14,573,443          11.17        16,309,112
Earning assets ...............................      25,929,544        23,059,778          12.44        25,553,248
Deposits .....................................      14,690,694        13,964,695           5.20        14,769,823
Interest-bearing liabilities .................      22,115,055        19,387,914          14.07        21,820,924
Stockholders' equity .........................       1,957,918         1,775,856          10.25         1,906,610

SELECTED FINANCIAL DATA AT PERIOD-END
Total assets .................................   $  28,062,408     $  25,460,539          10.22     $  27,230,263
Loans ........................................      16,057,344        14,907,754           7.71        16,237,687
Earning assets ...............................      26,344,789        23,754,620          10.90        25,637,474
Deposits .....................................      14,810,004        14,173,715           4.49        14,557,878
Interest-bearing liabilities .................      22,485,358        20,043,234          12.18        22,003,023
Stockholders' equity .........................       1,993,644         1,660,986          20.03         1,835,734

PERFORMANCE RATIOS
Net interest yield * .........................            3.79%             4.17%                            3.90%
Return on assets .............................            1.09              1.05                             1.04
Return on common equity ......................           15.72             15.06                            15.24

CREDIT QUALITY DATA
Non-performing assets ........................   $     346,650     $     326,113           6.30     $     343,836
Net loans charged-off ........................          50,884            36,028          41.23            42,547
Allowance for loan losses ....................         290,653           292,010          (0.46)          295,177
Non-performing assets to total assets ........            1.24%             1.28%                            1.26%
Allowance for losses to loans ................            1.81              1.96                             1.82

* Not on a taxable equivalent basis

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POPULAR, INC.
FINANCIAL SUMMARY
(In thousands, except per share data)


                                                     For the period ended
                                                          December 31,
                                                 ---------------------------------------------
                                                                                      Percent
                                                      2000            1999            Variance
                                                 ---------------------------------------------
SUMMARY OF OPERATIONS
Interest income                                  $  2,150,157    $   1,851,670           16.12%
Interest expense                                    1,167,396          897,932           30.01
                                                 ---------------------------------------------

Net interest income                                   982,761          953,738            3.04
Provision for loan losses                             194,640          148,948           30.68
                                                 ---------------------------------------------

Net interest income after provision
  for loan losses                                     788,121          804,790           (2.07)

Other operating income                                451,667          373,860           20.81
Gain on sale of securities                             11,201              638
Trading account profit (loss)                           2,230           (1,582)
                                                 ---------------------------------------------

Total other income                                    465,098          372,916           24.72

Salaries and benefits                                 375,263          362,815            3.43
Profit sharing                                         18,913           23,881          (20.80)
Amortization of intangibles                            34,558           31,788            8.71
Other operating expenses                              448,737          418,998            7.10
                                                 ---------------------------------------------

Total operating expenses                              877,471          837,482            4.77
                                                 ---------------------------------------------

Income before income tax and minority interest        375,748          340,224           10.44
Income tax                                            100,797           85,120           18.42
Net losses of minority interest                         1,152            2,454
                                                 ---------------------------------------------

Net income                                       $    276,103    $     257,558            7.20
                                                 =============================================

Net income applicable to common stock            $    267,753    $     249,208            7.44
                                                 =============================================

Earnings per common share:
 Net income                                      $       1.97    $        1.84            7.07

Average common shares outstanding                 135,907,476      135,585,634
Common shares outstanding at end of period        135,998,617      135,654,292

SELECTED AVERAGE BALANCES
Total assets.................................    $ 26,569,977    $  23,806,372           11.61
Loans .......................................      15,801,897       13,901,290           13.67
Earning assets ..............................      24,893,377       22,244,959           11.91
Deposits ....................................      14,508,695       13,791,338            5.20
Interest-bearing liabilities ................      21,154,591       18,578,311           13.87
Stockholders' equity ........................       1,884,525        1,712,792           10.03

PERFORMANCE RATIOS
Net interest yield * ........................            3.96%            4.28%
Return on assets ............................            1.04             1.08
Return on common equity .....................           15.00            15.45

CREDIT QUALITY DATA
Non-performing assets .......................    $    346,650    $     326,113            6.30
Net loans charged-off .......................         180,128          124,702           44.45
Allowance for loan losses ...................         290,653          292,010           (0.46)
Non-performing assets to total assets .......            1.24%            1.28%
Allowance for losses to loans ...............            1.81             1.96

* Not on a taxable equivalent basis

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